Exhibit 10.2

MARTINEZ
STORAGE SERVICES AGREEMENT

This Martinez Storage Services Agreement (the “Agreement”) is effective as of the Commencement Date (as defined below), by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“TRMC”), Tesoro Logistics Operations LLC, a Delaware limited liability company (“TLO”), and for purposes of Section 25(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), and Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”).
RECITALS

WHEREAS, on the date hereof, TRMC will contribute certain assets to the General Partner, the General Partner will contribute those assets to the Partnership and the Partnership will contribute those assets to TLO pursuant to the Contribution, Conveyance and Assumption Agreement dated as of the date hereof (the “Contribution Agreement”);
WHEREAS, pursuant to the Contribution Agreement, TLO is the owner of tankage and blending operations located at TRMC’s refinery near Martinez in Contra Costa County, California, related equipment and ancillary facilities used for the operation thereof, further described in Schedule A attached hereto (the “Storage Facility”), which includes without limitation the Tanks and Pipelines defined below;
WHEREAS, TLO desires to provide storage, handling, blending and other services with respect to Products (as defined below) owned by TRMC and stored in one or more of the Tanks;
WHEREAS, the Owned Tanks (as defined below) at the Storage Facility have an aggregate Shell Capacity (as defined below) of approximately 5,644,833 Barrels (as defined below);
WHEREAS, by virtue of its indirect ownership interests in the Partnership, TRMC has an economic interest in the financial and commercial success of the Partnership and its operating subsidiary, TLO; and
WHEREAS, TRMC and TLO desire to enter into this Agreement to memorialize the terms of their commercial relationship related to the subject matter hereof.
NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

1.DEFINITIONS
Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.
“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.
“Avon Terminal” means the marine berth and other property in Contra Costa County, California, covered by that certain General Lease-Industrial Use, dated January 1, 2015 between TRMC and the State of California, acting through the California State Lands Commission.
“Barrel” means a volume equal to 42 U.S. gallons of 231 cubic inches each, at 60 degrees Fahrenheit under one atmosphere of pressure.
“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.
“Capacity Resolution” has the meaning set forth in Section 7(b).
“Commencement Date” has the meaning set forth in Section 3.
“Commitment” has the meaning set forth in Section 2(a).
“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.
“Contribution Agreement” has the meaning set forth in the Recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
“Extension Period” has the meaning set forth in Section 4.
“First Offer Period” has the meaning set forth in Section 22(b).
“Force Majeure” means events or circumstances, whether foreseeable or not, which are not reasonably within the control of TLO and which, by the exercise of due diligence, TLO is unable to prevent or overcome, that prevent performance of TLO’s obligations or limit TRMC’s ability to make effective use of the Operating Capacity of the Tanks, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of Governmental Authorities, explosions, terrorist acts, breakage, accident to machinery, equipment, storage tanks or lines of pipe, and inability to obtain or unavoidable delays in obtaining material or equipment and similar events, excluding circumstances due to market conditions.
“Force Majeure Notice” has the meaning set forth in Section 23(a).
“Force Majeure Period” has the meaning set forth in Section 23(a).

“General Partner” has the meaning set forth in the Preamble.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Month” means the period commencing on the Commencement Date and ending on the last day of the calendar month in which service begins and each successive calendar month thereafter.
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement, dated as of July 1, 2014, by and among Tesoro, TRMC, Tesoro Companies, Inc., Tesoro Alaska Company LLC, the General Partner and the Partnership, as such agreement (and the schedules thereto) may be amended, supplemented or restated from time to time.
“Operating Capacity” means the effective storage capacity of a Tank, taking into account accepted engineering principles, industry standards, American Petroleum Institute guidelines and Applicable Laws, only as to Products that such Tank is capable of storing, within the requirements of applicable permit requirements and under actual conditions as they may exist at any time.
“Operated Tanks” shall mean Tanks 258, 517 and 943 listed on Schedule B attached hereto, which are outside the Storage Facility and are owned by TRMC, but which shall be operated by TLO and used to provide services hereunder.
“Owned Tanks” mean the tanks owned by TLO and listed on Schedule B attached hereto, each of which is used for the storage of Products and located at the Storage Facility.
“Operating Procedures” has the meaning set forth in Section 15(a).
“Partnership” has the meaning set forth in the Preamble.
“Partnership Change of Control” means Tesoro ceases to Control the General Partner.
“Partnership Group” has the meaning set forth in Section 20(b).
“Party” or “Parties” means that each of TRMC and TLO is a “Party” and collectively are the “Parties” to this Agreement.
“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
“Pipeline” or “Pipelines” means those pipelines within the Storage Facility that connect the Tanks to one another and to the receiving and delivery flanges of the Storage Facility.
“Product” or “Products” means crude oil, refinery feedstocks, refined products, and other materials stored in the Tanks in the ordinary course of business.
“Receiving Party Personnel” has the meaning set forth in Section 29(d).
“Refinery” means TRMC’s refining facility near Martinez in Contra Costa County, California.
“Replacement Customer” has the meaning set forth in Section 25(c).
“Restoration” has the meaning set forth in Section 7(a).

“Right of First Refusal” has the meaning set forth in Section 22(b).
“Secondment Agreement” shall mean the Secondment and Logistics Services Agreement dated as of July 1, 2014, as amended, and related service orders.
“Shell Capacity” means the gross storage capacity of a Tank, based upon its dimensions, as set forth for each Tank on Schedule B attached hereto and in applicable Terminal Service Orders.
“Storage Facility” has the meaning set forth in the Recitals.
“Storage Services Fee” has the meaning set forth in Section 5(a).
“Surcharge” has the meaning set forth in Section 8(b)(i).
“Tank Heels” consist of the minimum quantity of Product which either (a) must remain in a Tank during all periods when the Tank is available for service to keep the Tank in regulatory compliance or (b) is necessary for physical operation of the Tank.
“Tanks” means the Owned Tanks and the Operated Tanks.
“Term” and “Initial Term” each have the meaning set forth in Section 4.
“Terminal Service Order” has the meaning set forth in Section 6(a).
“Termination Notice” has the meaning set forth in Section 23(a).
“Tesoro” has the meaning set forth in the Recitals.
“TLO” has the meaning set forth in the Preamble.
“TRMC” has the meaning set forth in the Preamble.
“TRMC Group” has the meaning set forth in Section 20(a).
“TRMC Termination Notice” has the meaning set forth in Section 23(b).

2.STORAGE COMMITMENT
(a)Commitment. During the Term of this Agreement and subject to the terms and conditions of this Agreement and the effective Operating Capacity of each Tank and the Storage Facility as a whole, TLO shall, as applicable, store all Products tendered by TRMC at the Storage Facility or in the Operated Tanks (the “Commitment”).
(b)Dedicated Storage. The Tanks shall be dedicated and used exclusively for the storage of TRMC’s Products or Products of Replacement Customers. TRMC shall be responsible for maintaining all Tank Heels required for operation of the Tanks. Tank Heels cannot be withdrawn from any Tank without prior approval of TLO.

3.COMMENCEMENT DATE
The “Commencement Date” will be November 21, 2016.

4.TERM
The initial term of this Agreement shall commence on the Commencement Date and shall continue through November 21, 2026 (the “Initial Term”); provided, however, that TRMC may, at its option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to TLO no less than twenty-four (24) calendar months prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and any Extension Period shall be referred to herein as the “Term.” Without limitation on the provisions of Section 22, upon expiration of the Term the parties shall meet and use good faith efforts to reach agreement (without any obligation on the part of either party to reach such agreement) regarding a new agreement for storage services at the Storage Facility.

5.STORAGE SERVICES FEE
(a)    Storage Services Fee. TRMC shall pay a Monthly fee (the “Storage Services Fee”) to reserve, on a firm basis, all of the existing aggregate Shell Capacity of all of the Tanks. Such fee shall include all storage, pumping, blending and trans-shipment between and among the Tanks, the Refinery and third parties, but shall not include fees for delivery across the Avon Terminal. Such fee shall be payable by TRMC on a Monthly basis throughout the Term of the Agreement, regardless of the actual volumes of Products stored by TLO on behalf of TRMC; provided, however, that the Parties shall from time to time negotiate an appropriate adjustment to such fee if the following conditions are met: (i) TRMC requires the full Operating Capacity of the Tanks, (ii) the full Operating Capacity of the Tanks is not available to TRMC for any reason (other than any reason resulting from or relating to actions or inactions by TRMC), and (iii) TLO is unable to otherwise accommodate the actual volumes of Products required to be stored by TRMC pursuant to the terms of this Agreement. Unless otherwise agreed, such adjustment shall be made in proportion to the reduction in Operating Capacity for any time period compared with the Operating Capacity then in effect for the affected Tank or Tanks pursuant to the mutually agreed Terminal Service Orders. (For example, if the Storage Services Fee applicable to the Shell Capacity of the affected Tank is $0.80 per Barrel per Month x 345,000 Barrels = $276,000, and if the Operating Capacity in the then-applicable Terminal Service Order is 301,000 Barrels, and if the Operating Capacity falls 10% to 270,900, then TRMC’s Storage Services Fee for the affected Tank during the period in which the full Operating Capacity of such Tank is not available to TRMC for any reason (other than any reason resulting from or relating to actions or inactions by TRMC) would be reduced by 10% to $248,400.)  Prior to the calculation of a reduced Storage Services Fee in the manner set forth above, there shall have been at least a consecutive twenty-four (24) hour interruption in service. The Parties recognize that the existing Operating Capacity of certain Tanks may be less than the Shell Capacity of such Tanks, but the Parties acknowledge and agree that the Storage Services Fee shall be set in terms of a dollar-per-Barrel per Month rate based on Shell Capacity in the applicable Terminal Service Order.
(b)    Rate and Fee. The Storage Services Fee shall be calculated using the per Barrel rate set forth on the Terminal Service Orders executed effective as of the Commencement Date for the then-existing aggregate Shell Capacity of all of the Tanks. The Storage Services Fee owed during the Month in which the Commencement Date occurs, if less than a full calendar month, shall be prorated in accordance with the ratio of (i) the number of days in such Month during which this Agreement is effective to (ii) the total number of days in such Month.

6.TERMINAL SERVICE ORDERS
(a)    Description. TLO and TRMC shall enter into the Terminal Service Orders referred to in Section 5(b) and may enter into additional terminal service orders substantially in the form attached hereto as Schedule A (each, a “Terminal Service Order”). Upon a request by TRMC pursuant to this Agreement or as deemed necessary or appropriate by TLO in connection with the services to be delivered pursuant hereto, TLO shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both TLO and TRMC.
(b)    Included Items. Items available for inclusion on a Terminal Service Order include, but are not limited to, the following:
(i)    the Shell Capacity of each Tank;
(ii)    the Storage Services Fee pursuant to Section 5;
(iii)    any reimbursement pursuant to Section 8(a);
(iv)     any Surcharge pursuant to Section 8(b);
(v)    any modification, cleaning, or conversion of a Tank as requested by TRMC pursuant to Section 9(a);
(vi)    any agreements with respect to the Storage Service Fee during periods of repair or maintenance pursuant to Section 9(b);
(vii)    any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and
(viii)     any other services that may be agreed upon by the Parties pursuant to Section 16.
(c)    Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on July 1 of each year of the Term, commencing on July 1, 2017, by a percentage equal to the greater of zero or the positive change, if any, in the CPI-U (All Urban Consumers) for the prior calendar year, as reported by the Bureau of Labor Statistics, and rounded to the nearest one-tenth (1/10) of one percent (1%).
(d)    Conflicts. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

7.CAPABILITIES OF FACILITIES
(a)Maintenance and Repair. Subject to Force Majeure and interruptions for routine repair and maintenance, consistent with customary terminal industry standards, TLO shall maintain each Tank and the Pipelines in a condition and with a capacity sufficient to store and handle a volume of TRMC’s Products at least equal to the current Operating Capacity for the Storage Facility. TLO’s obligations may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure or other interruption of service, to the extent such Force Majeure or other interruption of service impairs TLO’s ability to perform such obligations. If for any reason, including, without limitation, a Force Majeure event, the condition of any Tanks and/or associated Pipelines is below the level necessary for TLO to store and handle a volume of TRMC’s Products at least equal to the current Operating Capacity for such Tank and/or associated Pipeline, then within a reasonable period of time thereafter, TLO shall make repairs to restore the capacity of such Tank and/or associated Pipeline(s) to ensure service at the current Operating Capacity (“Restoration”). Except as provided below in Section 7(b), all of such Restoration of such Tanks and/or associated Pipeline shall be at TLO’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of TRMC, its employees, agents or customers. (If TRMC directly incurs any such costs and expenses for which TLO is responsible with regard to the Operated Tanks, TLO shall reimburse TRMC for such costs and expenses.) Notwithstanding the foregoing, TLO shall schedule maintenance to minimize the opportunity cost and disruption to TRMC’s business and shall minimize the number of Tanks taken out of service during any such scheduled maintenance. Prior to January 1 of each year of the Term of this Agreement, the Parties shall mutually agree upon the maintenance plan and schedule for the Tanks for the following calendar year (e.g., prior to January 1, 2018, the Parties shall mutually agree on such plan and schedule for 2019).
(b)Capacity Resolution. In the event of the failure of TLO to maintain any Pipeline or Tank in a condition and with a capacity sufficient to store and handle a volume of TRMC’s Products equal to its current Operating Capacity, then either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ advance written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties each having sufficient authority to commit his or her respective Party to a Capacity Resolution (as defined below). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the Restoration of capacity of the Tank and/or its associated Pipeline(s) which will, among other things, specify steps to be taken by TLO to fully accomplish Restoration and the deadlines by which the Restoration must be completed (the “Capacity Resolution”). Without limiting the generality of the foregoing, the Capacity Resolution shall set forth an agreed upon time schedule for the Restoration activities. Such time schedule shall be reasonable under the circumstances, consistent with customary terminal industry standards and shall take into consideration TLO’s economic considerations relating to costs of the repairs and TRMC’s requirements concerning its refining and marketing operations. TLO shall use commercially reasonable efforts to continue to provide storage of TRMC’s Products, to the extent capacity is available, during the period before Restoration is completed. In the event that TRMC’s economic considerations justify incurring additional costs to restore the Tank and/or associated Pipeline(s) in a more expedited manner than the time schedule determined in accordance with the preceding sentences, TRMC may require TLO to expedite the Restoration to the extent reasonably possible, subject to TRMC’s payment upon the occurrence of mutually agreed upon milestones in the Restoration process. In the event that the Operating Capacity of a Tank is reduced, and the Parties agree that the Restoration of such Tank to its full Operating Capacity is not justified under the standards set forth in the preceding sentences, then the Parties shall negotiate an appropriate adjustment to the Storage Services Fee to account for the reduced Operating Capacity available for TRMC’s use. In the event the Parties agree to an expedited Restoration plan in which TRMC agrees to pay the Restoration costs based on milestone payments or if the Parties agree to a reduced Storage Services Fee, then neither Party shall have the right to terminate this Agreement or any applicable Terminal Service Order pursuant to Section 23 below, so long as any such Restoration is completed with due diligence.
(c)TRMC’s Right To Cure. If at any time after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TLO either (i) refuses or fails to meet with TRMC within the period set forth in Section 7(b), (ii) fails to agree to perform a Capacity Resolution in accordance with the standards set forth in Section 7(b), or (iii) fails to perform its obligations in compliance with the terms of a Capacity Resolution, TRMC may, as its sole remedy for any breach by TLO of any of its obligations under Section 7(b), require TLO to complete a Restoration of the affected Pipeline or Tank, and the Storage Services Fee shall be reduced, as described in Section 7(b) above, to account for the reduced Operating Capacity available for TRMC’s use until such Restoration is completed. Any such Restoration required under this Section 7(c) shall be completed by TLO at TRMC’s cost. TLO shall use commercially reasonable efforts to continue to provide storage and throughput of TRMC’s Products at the affected Tank or Pipeline while such Restoration is being completed. Any work performed by TLO pursuant to this Section 7(c) shall be performed and completed in a good and workmanlike manner consistent with applicable pipeline industry standards and in accordance with Applicable Law. Additionally, during such period after the occurrence of (x) a Partnership Change of Control or (y) a sale of the Refinery, TRMC may exercise any remedies available to it under this Agreement or any Terminal Service Order (other than termination), including the right to immediately seek temporary and permanent injunctive relief for specific performance by TLO of the applicable provisions of this Agreement or any Terminal Service Order, including, without limitation, the obligation to make Restorations as described herein.
(d)Existing Contractors. TLO may continue to utilize labor, equipment, materials and supplies provided by contractors under their existing service agreements with TRMC to perform work to be performed by TLO hereunder, without the requirement that such existing contracts be amended, assigned or replaced. Such contracts with TRMC may continue to cover the work to be provided by TLO hereunder, as provided under Section 4(a) of the Secondment Agreement, and TLO shall be responsible for the costs and expenses of such work performed by such contractors pursuant to those provisions of the Secondment Agreement.

8.REIMBURSEMENT; SURCHARGES
(a)Reimbursement. TRMC shall reimburse TLO for all of the following: (i) the actual cost of any expenditures that TLO agrees to make upon TRMC’s request, and (ii) any cleaning, degassing or other preparation of the Tanks at the expiration of this Agreement. The means of paying such reimbursement for item (i) above shall be set forth in a Terminal Service Order, and may include direct reimbursement, either before or after TLO incurs such expenditures or an additional ongoing fee to reimburse TLO for its expenditures.
(b)    Surcharges.
(i)    If, during the Term, any existing laws or regulations are changed or any new laws or regulations are enacted that require TLO to make substantial and unanticipated expenditures (whether capitalized or otherwise) with respect to the Storage Facility, Operated Tanks or the services provided hereunder, TLO may, subject to the terms of this Section 8(b) impose a surcharge to increase the applicable service fee (a “Surcharge”) to cover TRMC’s pro rata share of the cost of complying with these laws or regulations, based upon the percentage of TRMC’s use of the services or facilities impacted by such new laws or regulations.
(ii)    TLO shall notify TRMC of any proposed Surcharge to be imposed pursuant to Section 8(b)(i) sufficient to cover the cost of any required capital projects for the Storage Facility or Operated Tanks and any ongoing increased operating costs. TLO and TRMC then shall negotiate in good faith for up to thirty (30) days to mutually determine the effect of the change in law or regulation or new law or regulation, the cost thereof, and how such cost shall be amortized at an interest rate of no more than LIBOR plus six percent (LIBOR + 6%) as a Surcharge, with the understanding that TLO and TRMC shall use their reasonable commercial efforts to mitigate the impact of, and comply with, these laws and regulations. Without limiting the foregoing, if expenditures requiring a Surcharge may be avoided or reduced through changes in operations, then the Parties shall negotiate in good faith to set forth the appropriate changes to Operating Capacities or other performance standards set forth in a Terminal Service Order to evidence the reduction of the amount of a Surcharge while leaving the Parties in the same relative economic position they held before the laws or regulations were changed or enacted.
(iii)    In the event any Surcharge results in less than a fifteen percent (15%) increase in the applicable service fee, TRMC will be assessed such Surcharge on all future invoices during the period in which such Surcharge is in effect for the applicable amortization period, and TLO shall not terminate the affected service from this Agreement.
(iv)    In the event any Surcharge results in a fifteen percent (15%) or more increase in the applicable service fee, TLO shall notify TRMC of the amount of the Monthly Surcharge required to reimburse TLO for its costs, plus carrying costs, together with reasonable supporting detail for the nature and amount of any such Surcharge.
(A)    If within thirty (30) days of such notification provided in Section 8(b)(iv), TRMC does not agree to pay such Surcharge or to reimburse TLO up front for its costs, TLO may elect to either:
(1) require TRMC to pay such Surcharge, up to a fifteen percent (15%) increase in the applicable service fee; or
(2) terminate the Tank(s) or other facilities from this Agreement upon notice to TRMC.
(B)    TLO’s performance obligations under this Agreement shall be suspended or reduced during the above thirty (30)-day period to the extent that TLO would be obligated to make such expenditures to continue performance during such period.
(v)    Following a resolution with respect to the amount and manner of payment of a Surcharge pursuant to this Section 8, the Parties shall execute an appropriate Terminal Service Order memorializing the terms of such resolution.
(vi)    In lieu of paying the Surcharge in connection with any required capital project, TRMC may, at its option, elect to pay the full cost of the substantial and unanticipated expenditures upon completion of a project.

9.TANK MODIFICATION, REPAIR AND CLEANING; REMOVAL OF PRODUCT
(a)Tank Modifications. Each of the Tanks shall be used for its historical service, provided, however, that TRMC may request that a Tank be changed for storage of a different grade or type of Product. In such an instance, TLO shall change such service, if the same can be accomplished in accordance with reasonable commercial standards, accepted industry and engineering guidelines, permit requirements and Applicable Law. If any such modifications, improvements, vapor recovery, cleaning, degassing, or other preparation of the tanks is performed by TLO at the request of TRMC, TRMC shall bear all direct costs attributable thereto, including, without limitation, the cost of removal, processing, transportation, and disposal of all waste and the cost of any taxes or mutually agreed charges TLO may be required to pay in regard to such waste (subject to subparagraph (c) below), which costs shall be set forth on the applicable Terminal Service Order. TLO may require TRMC to pay all such amounts prior to commencement of any remodeling work on the Tanks, or by mutual agreement, the Parties may agree upon an increase in the Storage Services Fee to reimburse TLO for its costs of such modifications, plus a reasonable return on capital. All of such costs associated with Tank modifications shall be documented by a Terminal Service Order to be executed by the Parties.
(b)Responsibility for Fees. Should TLO take any of the Tanks out of service for regulatory requirements, repair, or maintenance, TRMC shall be solely responsible for any alternative storage or Product movements as required and all third-party fees associated with such movements that are not within the Storage Facility; provided that TLO shall not be reimbursed for any costs of transportation through TLO’s facilities at the Refinery, other than through the Avon Terminal, that it might be entitled to collect under any tariff or agreement with TRMC. Unless a Tank is removed specifically at TRMC’s request, or as otherwise agreed pursuant to a Terminal Service Order, TRMC shall not be responsible to TLO for any Storage Services Fees for any Tanks taken out of service during the period that such Tank is out of service.
(c)Removal of Product. Materials stored in or removed from the Storage Facility shall at all times remain owned by TRMC or any applicable Replacement Customer, and the owner of the Product shall always remain responsible for, at the owner’s sole cost, receiving custody of all of its materials to be removed from the Storage Facility, making appropriate arrangements to receive custody at the Storage Facility in a manner acceptable to TLO, and disposal of such material after custody is returned to the owner. TRMC shall be responsible for any fees and costs associated with the disposal of hazardous waste (unless caused by TLO’s negligence). TLO shall have no obligations regarding disposition of such materials, other than to return custody to the owner at the Storage Facility.

10.NEWLY IMPOSED TAXES AND REGULATIONS
TRMC shall promptly reimburse TLO for any newly imposed taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) by any federal, state or local government or agency that TLO incurs on TRMC’s behalf for the services provided by TLO under this Agreement or any applicable Terminal Service Order. If TLO is required to pay any of the foregoing, TRMC shall promptly reimburse TLO in accordance with the payment terms set forth in this Agreement. Any such newly imposed taxes shall be specified in an applicable Terminal Service Order.

11.PAYMENTS
TLO shall invoice TRMC on a Monthly basis, and TRMC shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) days after TRMC’s receipt of TLO’s invoice. Any past due payments owed by TRMC shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

12.SCHEDULING
All scheduling of delivery into and redelivery out of the Tanks shall be decided by mutual agreement of the Parties. TRMC shall identify to TLO prior to the delivery of any Product to the Storage Facility, or the specific Tanks to be used for receiving and storing such Product.

13.SERVICES; VOLUME LOSSES; MEASUREMENT
(a)    Services. The services provided by TLO pursuant to this Agreement or any applicable Terminal Service Order shall consist of storage, pumping, blending and trans-shipment of the Products at or through the Tanks.
(b)    Measurement and Volume Loss Control Practices.
(i)    TLO shall have no obligation to measure volume gains and losses.
(ii)    TLO shall be responsible to TRMC only for Product losses and/or shortages resulting from the negligent or wrongful acts and omissions of TLO; provided that TLO shall not be responsible to TRMC for any Product losses and/or shortages for which TRMC is compensated by its cargo/inventory insurance carrier, including through the cargo/inventory insurance coverage required by Section 27. If TRMC fails to maintain the cargo/inventory insurance coverage required by Section 27, then TLO shall also not be responsible to TRMC for any Product losses and/or shortages to the extent TRMC would have been compensated by its insurance carrier had TRMC maintained the cargo/inventory insurance coverage required by Section 27.

(iii)    TRMC shall be responsible for all Product losses and/or shortages it may suffer other than those covered by Section 13(b)(ii).
(c)    Storage Tank Measurement. Storage Tank gauging shall be performed by TLO’s personnel. TRMC may perform joint gauging at its sole expense with TLO’s personnel at the time of delivery or receipt of Product, to verify the amount involved. If TRMC requests an independent gauger, such gauger must be acceptable to TLO and such gauging shall be at TRMC’s sole expense.

14.CUSTODY TRANSFER AND TITLE
TLO shall be deemed to have custody of the Product after it enters TLO’s fixed receiving flange and until the Product leaves the fixed delivery flange on the receiving manifold at the Storage Facility. TRMC shall be deemed to receive custody of the Product when it enters the delivery flange into the applicable pipeline which delivers Product into the Refinery. Upon re-delivery of any Product to TRMC’s account, TRMC shall become solely responsible for any loss, damage or injury to Person or property or the environment, arising out of transportation, possession or use of such Product after transfer of custody. Title to all TRMC’s Products received in the Storage Facility shall remain with TRMC at all times. Both Parties acknowledge that this Agreement and any Terminal Service Order represent a bailment of Products by TRMC to TLO and not a consignment of Products, it being understood that TLO has no authority hereunder to sell or seek purchasers for the Products of TRMC. TRMC hereby warrants that it shall have good title to and the right to deliver, store and receive Products pursuant to the terms of this Agreement or any applicable Terminal Service Order. TRMC acknowledges that, notwithstanding anything to the contrary contained in this Agreement or in any Terminal Service Order, TRMC acquires no right, title or interest in or to the Storage Facility, except the right to receive, deliver and store the Products in the Tanks. TLO shall retain control of the Storage Facility.

15.OPERATING PROCEDURES; SERVICE INTERRUPTIONS
(a)Operating Procedures for TRMC. TRMC hereby agrees to strictly abide by any and all procedures (the “Operating Procedures”) relating to the operation and use of the Storage Facility (including the Tanks) and the Pipelines that generally apply to receipt, delivery, storage, and movement of Products at the Storage Facility. TLO shall provide TRMC with a current copy of its Operating Procedures and shall provide TRMC with thirty (30) days’ prior written notice of any changes to the Operating Procedures, unless a shorter implementation of such revised Operating Procedures is required by Applicable Law or emergency conditions. TRMC shall have the right to approve any material revisions to the Operating Procedures, which shall not be unreasonably withheld, prior to their becoming effective, unless otherwise required under Applicable Law or emergency conditions, and the material revisions shall be reflected in a Terminal Service Order between the Parties.
(b)Operating Procedures for TLO. TLO shall carry out the handling of the Products at the Storage Facility, the Tanks, and the Pipelines in accordance with the Operating Procedures.
(c)Service Interruptions. TLO shall use reasonable commercial efforts to minimize the interruption of service at each Tank and/or any of the associated Pipeline(s). TLO shall promptly inform TRMC’s operational personnel of any anticipated partial or complete interruption of service at any Tank and/or associated Pipelines, including relevant information about the nature, extent, cause and expected duration of the interruption and the actions TLO is taking to resume full operations; provided that TLO shall not have any liability for any failure to notify, or delay in notifying, TRMC of any such matters except to the extent TRMC has been materially prejudiced or damaged by such failure or delay.
(d)Additional Storage Facilities for Maintenance of the Tanks and Pipelines: In connection with TLO’s maintenance and operation of each Tank and/or any of the associated Pipeline(s), TRMC shall grant TLO reasonable commercial use of additional designated sites at the Refinery as may be required for (i) storage of spare parts, pipes, pumps and other equipment; (ii) a laydown yard for construction activities in the event of any major repair or replacement of a Tank; or (iii) any additional commercially reasonable storage requirement.  Notwithstanding the foregoing, TRMC shall retain the right to designate where and when any sites can be used by TLO for such additional storage facilities and TLO’s use of such sites shall not interfere with TRMC’s normal operation of the Refinery.

16.OTHER SERVICES AND USE OF FACILITIES
To facilitate the operation of the Storage Facility, the Parties shall enter into Terminal Service Orders that set forth the applicable terms and fees associated with TLO’s (a) provision of ancillary services related to storage, handling, blending or other services; and (b) use of sites, facilities and utilities at the Refinery related to operation, maintenance and repair of the Storage Facility.

17.LIENS
TLO hereby waives, relinquishes and releases any and all liens, including without limitation, any and all warehouseman’s liens, custodian’s liens, rights of retention and/or similar rights under all applicable laws, which TLO would or might otherwise have under or with respect to all Products stored or handled hereunder. TLO further agrees to furnish documents reasonably acceptable to TRMC and its lender(s) (if applicable), and to cooperate with TRMC in assuring and demonstrating that Product titled in TRMC’s name shall not be subject to any lien on the Storage Facility or TLO’s Product stored there.

18.COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS
(a)    Compliance With Law. None of the Products covered by this Agreement or any Terminal Service Order shall be derived from any Product which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction.
(b)    Licenses and Permits. TRMC shall maintain all necessary licenses and permits for the storage of Products at the Storage Facility, unless otherwise agreed to by the Parties.
(c)     Applicable Law. The Parties are entering into this Agreement and any Terminal Service Order in reliance upon and shall fully comply with all Applicable Law which directly or indirectly affects the Products hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of the Storage Facility. Each Party shall be responsible for compliance with all Applicable Laws associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement and any Terminal Service Order shall at any time be in conflict with any requirement of Applicable Law, then this Agreement and any Terminal Service Order, shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement and any Terminal Service Order shall remain effective.
(d)    New Or Changed Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement or any Terminal Service Order and which has a material adverse economic impact upon a Party, then either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement or any Terminal Service Order with respect to future performance. The Parties shall then meet and negotiate in good faith amendments to this Agreement or to an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

19.LIMITATION ON LIABILITY; WARRANTIES
(a)No Special Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, NO MATTER HOW CHARACTERIZED, RELATING TO THIS AGREEMENT AND ARISING FROM ANY CAUSE WHATSOEVER, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.
(b)Claims and Liability for Lost Product. TLO shall not be liable to TRMC for lost or damaged Product unless TRMC notifies TLO in writing within ninety (90) days of the report of any incident or the date TRMC learns of any such loss or damage to the Product.  TLO’s maximum liability to TRMC for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by TRMC (copies of TRMC’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.
(c)No Guarantees or Warranties. Except as expressly provided in the Agreement, neither TRMC nor TLO makes any guarantees or warranties of any kind, expressed or implied. TLO specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

20.INDEMNIFICATION
(a)TLO Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TLO shall release, defend, protect, indemnify, and hold harmless TRMC, its carriers, and each of its and their respective affiliates, officers, directors, employees, agents, contractors, successors, and assigns (excluding any member of the Partnership Group) (collectively the “TRMC Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TRMC, TLO or the General Partner, and, as applicable, their carriers, customers, representatives, and agents, (ii) loss of or damage to any property, products, material, and/or equipment belonging to TRMC, TLO and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein), (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TLO or the General Partner in connection with the ownership or operation of the Pipelines or the Storage Facility and the services provided hereunder, and, as applicable, their carriers, customers (other than TRMC), representatives, and agents, or those of their respective employees with respect to such matters, and (iv) any losses incurred by TRMC due to violations of this Agreement or any Terminal Service Order by TLO, or, as applicable, its customers (other than TRMC), representatives, and agents; PROVIDED THAT TLO SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TRMC OR ANY MEMBER OF THE TRMC GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS, OMISSIONS OR WILLFUL MISCONDUCT OF TRMC OR ANY MEMBER OF THE TRMC GROUP.
(b)    TRMC Indemnities. Notwithstanding anything else contained in this Agreement or any Terminal Service Order, TRMC shall release, defend, protect, indemnify, and hold harmless TLO, General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (collectively the “Partnership Group”) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (i) personal or bodily injury to, or death of the employees of TLO, the General Partner, TRMC, and, as applicable, their carriers, customers, representatives, and agents; (ii) loss of or damage to any property, products, material, and/or equipment belonging to TLO, TRMC, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors (except for those volume losses of Products provided for herein); (iii) loss of or damage to any other property, products, material, and/or equipment of any other description (except for those volume losses of Products provided for herein), and/or personal or bodily injury to, or death of any other Person or Persons; and with respect to clauses (i) through (iii) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of TRMC, in connection with TRMC’s use of the Pipelines or the Storage Facility and the services provided hereunder and TRMC’s Products stored hereunder, and, as applicable, its carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (iv) any losses incurred by TLO due to violations of this Agreement or any Terminal Service Order by TRMC, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT TRMC SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS, OMISSIONS OR WILLFUL MISCONDUCT OF TLO OR ANY MEMBER OF THE PARTNERSHIP GROUP.
(c)    Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.
(d)    No Limitation. Except as expressly provided otherwise in Section 19, the scope of the indemnity provisions set forth in this Section 20 may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 20 are independent of any insurance requirements as set out in Section 27, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.
(e)    Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.
(f)    Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
(g)    Third-Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

21.TERMINATION
(a)Termination for Default. A Party shall be in default under this Agreement or any Terminal Service Order if:
(i)the Party breaches any provision of this Agreement or a Terminal Service Order, which breach has a material adverse effect on the other Party (with such material adverse effect being determined based on this Agreement and all Terminal Service Orders considered as a whole), and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or
(ii)the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced) or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.
If either Party is in default as described above, then (i) if TRMC is in default, TLO may or (ii) if TLO is in default, TRMC may: (A) terminate this Agreement and all applicable Terminal Service Orders upon notice to the defaulting Party; (B) withhold any payments due to the defaulting Party under this Agreement and the Terminal Service Orders; and/or (C) pursue any other remedy at law or in equity.
(b)    Obligation to Cure. If a Party breaches any provision of this Agreement or a Terminal Service Order, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.
(c)    Obligations at Termination. Unless otherwise mutually agreed by the Parties, within thirty (30) days of the termination or expiration of this Agreement, (i) TRMC shall promptly remove all of its removable Products from the Storage Facility and (ii) TLO shall remove the remaining Tank Heels and tank bottoms and deliver them to TRMC or TRMC’s designee. In the event all of the Product is not removed within such thirty (30) day period, TRMC shall be assessed a holdover storage fee, calculated on the same basis as the Storage Services Fee, to all Products held in storage more than thirty (30) days beyond the termination or expiration of this Agreement until such time TRMC’s entire Product is removed from the Tanks and the Storage Facility; provided, however, that TRMC shall not be assessed any storage fees associated with the removal of Product to the extent that TRMC’s ability to remove such Product is delayed or hindered by TLO, its agents, or contractors for any reason.

22.RIGHT TO ENTER INTO A NEW STORAGE AGREEMENT
(a)Right to Enter New Agreement. Within two (2) years of termination of this Agreement for reasons other than (x) a default by TRMC and (y) any other termination of this Agreement initiated by TLO pursuant to Section 21, TRMC shall have the right to require TLO to enter into a new storage services agreement (with ancillary Terminal Service Orders, as appropriate) with TRMC that (i) is consistent with the terms set forth in this Agreement and Terminal Service Orders in effect at the time of such termination,

(ii) relates to the Storage Facility and the Tanks, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to TLO than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that TLO shall not be required to enter into any such new storage services agreement with a term that extends beyond November 21, 2036.
(b)New Agreement; Right of First Refusal. In the event that TLO proposes to enter into a storage services agreement with a third party within two (2) years after the termination of this Agreement for reasons other than (x) by default by TRMC and (y) any other termination of this Agreement initiated by TRMC pursuant to Section 21, TLO shall give TRMC ninety (90) days’ prior written notice of any proposed new storage services agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon TRMC’s receipt of such written notice) (the “First Offer Period”) in which TRMC may make a good faith offer to enter into a new storage services agreement with TLO (the “Right of First Refusal”). If TRMC makes an offer on terms no less favorable to TLO than the third-party offer with respect to such storage services agreement during the First Offer Period, then TLO shall be obligated to enter into a storage services agreement with TRMC on the terms set forth in TRMC’s offer to TLO. If TRMC does not exercise its Right of First Refusal in the manner set forth above, TLO may, for the next ninety (90) days, proceed with the negotiation of the third-party storage services agreement. If no third party agreement is consummated during such ninety-day period, the terms and conditions of this Section 22(b) shall again become effective.

23.FORCE MAJEURE
(a)Force Majeure Notice. As soon as possible upon the occurrence of a Force Majeure, TLO shall provide TRMC with written notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). TLO shall identify in such Force Majeure Notice the approximate length of time that TLO reasonably believes in good faith such Force Majeure shall continue (the “Force Majeure Period”). For the duration of the Force Majeure Period, the Storage Services Fee shall be reduced by an amount equal to the Shell Capacity for each affected Tank, provided that if TRMC is able to continue to store Product in a Tank during the Force Majeure Period, but at a reduced Operating Capacity, the Storage Services Fee shall be reduced in proportion to the amount the effective Operating Capacity is reduced. If TLO advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive Months, then, subject to Section 7 above, at any time after TLO delivers such Force Majeure Notice, either Party may terminate that portion of this Agreement or any Terminal Service Order solely with respect to the affected Tank(s) at the Storage Facility, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) Months prior to the expiration of the Force Majeure Period; provided, however; that such Termination Notice shall be deemed cancelled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve-Month period. For the avoidance of doubt, neither Party may exercise its right under this Section 23(a) to terminate this Agreement or any Terminal Service Order as a result of a Force Majeure with respect to any machinery, storage, tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure, including pursuant to a Restoration under Section 7.
(b)Termination Notice. Notwithstanding the foregoing, if TRMC delivers a Termination Notice to TLO (the “TRMC Termination Notice”) and, within thirty (30) days after receiving such TRMC Termination Notice, TLO notifies TRMC that TLO reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement or any Terminal Service Order within a reasonable period of time and TRMC mutually agrees, which agreement shall not be unreasonably withheld, then the TRMC Termination Notice shall be deemed revoked and the applicable portion of this Agreement or any

Terminal Service Order shall continue in full force and effect as if such TRMC Termination Notice had never been given.

24.SUSPENSION OF REFINERY OPERATIONS
This Agreement shall continue in full force and effect regardless of whether TRMC decides to permanently or temporarily suspend refining operations at the Refinery. TRMC is not permitted to suspend or reduce its obligations under this Agreement or any Terminal Service Order in connection with a shutdown of the Refinery for scheduled turnarounds or other regular servicing or maintenance. If refining operations at the Refinery are suspended for any reason (including Refinery turnarounds and other scheduled maintenance), then TRMC shall remain liable for Storage Services Fees under this Agreement or any Terminal Service Order for the duration of the suspension. TRMC shall provide at least thirty (30) days’ prior written notice of any suspension of operations at the Refinery due to a planned turnaround or scheduled maintenance.

25.ASSIGNMENT; SUBCONTRACT; PARTNERSHIP CHANGE OF CONTROL
(a)Assignment to TLO. On the Commencement Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to TLO. Upon such assignment to TLO, TLO shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.
(b)TRMC Assignment to Third Party. TRMC shall not assign any of its rights or obligations under this Agreement without TLO’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that TRMC may assign this Agreement without TLO’s consent in connection with a sale by TRMC of the Refinery so long as the transferee: (i) agrees to assume all of TRMC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by TRMC in its reasonable judgment.
(c)Subcontract. Should TRMC desire to subcontract to a third party (“Replacement Customer”) any dedicated storage subject to a Terminal Service Order, TRMC must notify TLO in writing prior to the proposed start of the subcontract. TLO has the right to approve any Replacement Customer, which approval shall not be unreasonably withheld, conditioned or delayed. Unless otherwise agreed in writing between TRMC and TLO, and between Replacement Customer and TLO, TRMC will continue to be liable for all terms and conditions of this Agreement related to any subcontracted Tank, including, but not limited to, remittance of any fees set forth in a Terminal Service Order applicable to the subcontracted Tank. TRMC shall be responsible for collection of any fees due to TRMC from the Replacement Customer. TRMC and TLO may mutually agree that operational notices concerning scheduling and similar matters can be directly provided between TLO and any Replacement Customer.
(d)TLO Assignment. TLO shall not assign any of its rights or obligations under this Agreement without TRMC’s prior written consent; provided, however, that TLO shall be permitted to make a collateral assignment of this Agreement solely to secure financing for TLO.
(e)Notification of Assignment. Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(f)Partnership Change of Control. TRMC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control, provided, however, that in the case of any Partnership Change of Control; TRMC shall have the option to extend the Term of this Agreement as provided in Section 4. TLO shall provide TRMC with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

26.ACCOUNTING PROVISIONS AND DOCUMENTATION; AUDIT
(a)Storage Services Fee Documentation. Within ten (10) Business Days following the end of each Month, TLO shall furnish TRMC with a statement showing, by Tank, a calculation of all of TRMC’s Monthly Storage Services Fees. TLO shall furnish all appropriate documentation to support the calculation of all fees, and, to the extent reasonably available, to document movement of Products through the Storage Facility.
(b)Access. Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

27.INSURANCE
(a)    Coverage. At all times during the Term and for a period of two (2) years after termination of this Agreement for any coverage maintained on a “claims-made” or “occurrence” basis, TRMC shall maintain at its expense the below listed insurance in the amounts specified below, or self-insurance in such amounts as may be agreed pursuant to a Terminal Service Order. Such insurance shall provide coverage to TLO and such policies, other than Worker’s Compensation Insurance, shall include TLO as an Additional Insured. Each policy shall provide that it is primary to and not contributory with any other insurance, including any self-insured retention, maintained by TLO (which shall be excess) and each policy shall provide the full coverage required by this Agreement and any Terminal Service Order. All such insurance shall be written with carriers and underwriters acceptable to TLO, and eligible to do business in the State of California and having and maintaining an A.M. Best financial strength rating of no less than “A-” and financial size rating no less than “VII”; provided that TRMC may procure worker’s compensation insurance from the State of California. All limits listed below are required MINIMUM LIMITS:

(i)	Workers Compensation and Occupational Disease Insurance which fully complies with Applicable Law of the State of California, in limits not less than statutory requirements;

(ii)
Employers Liability Insurance with a minimum limit of $1,000,000 for each accident, covering injury or death to any employee which may be outside the scope of the worker’s compensation statute of the jurisdiction in which the worker’s service is performed, and in the aggregate as respects occupational disease;

(iii)
Commercial General Liability Insurance, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limits as may be required by TLO or by Applicable Law from time to time. This policy shall include Broad Form Contractual Liability insurance coverage which shall specifically apply to the obligations assumed in this Agreement and any Terminal Service Order by TRMC;

(iv)
Automobile Liability Insurance covering all owned, non-owned and hired vehicles, with minimum limits of $1,000,000 combined single limit per occurrence for bodily injury and property damage liability, or such higher limit(s) as may be required by TRMC or by Applicable Law from time to time. Limits of liability for this insurance must be not less than $1,000,000 per occurrence;

(v)
Excess (Umbrella) Liability Insurance with limits not less than $4,000,000 per occurrence. Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in items (ii), (iii), and (iv) above;

(vi)
Pollution Legal Liability with limits not less than $25,000,000 per loss with an annual aggregate of $25,000,000.  Coverage shall apply to bodily injury and property damage including loss of use of damaged property and property that has not been physically injured; cleanup costs, defense, including costs and expenses incurred in the investigation, defense or settlement of claim; and

(vii)
Cargo/Inventory Insurance, with a limit of no less than $1,000,000, which property insurance shall be first-party property insurance to adequately cover all Products owned by TRMC located at the Storage Facility.

(b)    Waiver of Subrogation. All such policies must be endorsed with a Waiver of Subrogation endorsement, effectively waiving rights of recovery under subrogation or otherwise, against TLO, and shall contain where applicable, a severability of interest clause and a standard cross liability clause.
(c)    Insurance Certificates. Upon execution of this Agreement and prior to the operation of any equipment by TRMC, TRMC will furnish to TLO, and at least annually thereafter (or at any other times upon request by TLO) during the Term (and for any coverage maintained on a “claims-made” basis, for two (2) years after the termination of this Agreement or any applicable Terminal Service Order), insurance certificates and/or certified copies of the original policies to evidence the insurance required herein. Such certificates shall be in the form of the “Accord” Certificate of Insurance, and reflect that they are for the benefit of TLO and shall provide that there will be no material change in or cancellation of the policies unless TLO is given at least thirty (30) days prior written notice. Certificates providing evidence of renewal of coverage shall be furnished to TLO prior to policy expiration.
(d)    Self-Insurance. TRMC shall be solely responsible for any deductibles or self-insured retention.

28.NOTICE
All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 28.
If to TRMC, to:
Tesoro Refining & Marketing Company LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: General Counsel

If to TLO, to:
Tesoro Logistics Operations LLC
19100 Ridgewood Parkway
San Antonio, Texas 78259
For legal notices:
Attention: General Counsel

For all other notices and communications:
Attention: Don J. Sorensen, Vice President, Operations
phone: (210) 626-6195
email: Don.J.Sorensen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

29.CONFIDENTIAL INFORMATION
(a)Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 29. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
(i)    is available, or become available, to the general public without fault of the receiving Party;
(ii)    was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of TLO that was in the possession of TRMC or any of its affiliates as a result of their ownership or operation of the Storage Facility prior to the Commencement Date);
(iii)    is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
(iv)    is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 29, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
(b)Required Disclosure. Notwithstanding Section 29(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party or destroyed with destruction certified by the receiving Party upon termination of this Agreement, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 29, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement or any Terminal Service Order (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)Survival. The obligation of confidentiality under this Section 29 shall survive the termination of this Agreement for a period of two (2) years.

30.MISCELLANEOUS
(a)Modification; Waiver. This Agreement or any Terminal Service Order may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement or any Terminal Service Order may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement or any Terminal Service Order, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement or any Terminal Service Order will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
(b)Integration. This Agreement, together with the Schedules and Terminal Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Omnibus Agreement, the provisions of the Omnibus Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.
(c)Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:
(i)    Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement shall not be interpreted against one of the Parties as the drafting Party.
(ii)    Plural and singular words each include the other.
(iii)    Masculine, feminine and neutral genders each include the others.
(iv)    The word “or” is not exclusive and includes “and/or.”
(v)    The words “includes” and “including” are not limiting.
(vi)    References to the Parties include their respective successors and permitted assignees.
(vii)    The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.
(d)Governing Law; Jurisdiction. This Agreement and any Terminal Service Order shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any Terminal Service Order brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.
(e)Counterparts. This Agreement and any Terminal Service Order may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f)Severability. Whenever possible, each provision of this Agreement and any Terminal Service Order will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or any Terminal Service Order or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
(g)No Third-Party Beneficiaries. Except as specifically provided herein, including as set forth in Section 20, it is expressly understood that the provisions of this Agreement and any Terminal Service Order do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.
(h)WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OF OR FAILURE TO PERFORM ANY OBLIGATION HEREUNDER.
(i)Schedules and Terminal Service Orders(s). Each of the Schedules and Terminal Service Order(s) attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Phillip M. Anderson	By:	/s/ Gregory J. Goff
	Phillip M. Anderson		Gregory J. Goff
	President		Chairman of the Board of Managers and President

Solely with respect to Section 25 (a):		Solely with respect to Section 25 (a):
TESORO LOGISTICS GP, LLC		TESORO LOGISTICS LP

By:	/s/ Phillip M. Anderson	By:	Tesoro Logistics GP, LLC, its general partner
Phillip M. Anderson
President
		By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Signature Page to
Martinez Storage Services Agreement

SCHEDULE A
Storage Facility
51 crude and black-oils and petroleum product storage tanks with a total shell capacity of approximately 5,644,833 Barrels and pipelines and other appurtenances that allow the transport of crude oil and petroleum products to and from the nearby dock and to and from other facilities located at TRMC’s refinery near Martinez in Contra Costa County, California.

Schedule A -
Martinez Storage Services Agreement

Exhibit 10.2

SCHEDULE B
OWNED TANKS

Shell Capacity
Tank #	(Barrels)
TK003	71,100
TK026	97,900
TK033	97,900
TK037	53,688
TK038	53,678
TK217	97,800
TK270	75,400
TK272	75,500
TK274	75,500
TK601	14,600
TK612	10,400
TK613	10,400
TK631	122,700
TK637	71,600
TK638	71,600
TK639	71,600
TK640	71,600
TK641	71,600
TK664	116,500
TK690	283,000
TK691	222,100
TK692	66,000
TK694	283,000
TK696	13,616
TK697	13,500
TK698	13,500
TK701	283,000
TK702	117,300
TK705	210,000
TK706	113,000
TK707	113,000
TK708	283,000
TK709	113,000
TK710	80,000
TK711	80,000
TK849	112,000
TK866	218,400
TK867	218,400
TK868	86,700
TK869	86,700

Schedule B -
Martinez Storage Services Agreement

Exhibit 10.2

TK870	119,171
TK871	283,000
TK872	218,400
TK893	114,300
TK894	113,300
TK904	115,600
TK905	126,700
TK932	86,700
TK933	127,000
TK961	190
TK981	190

OPERATED TANKS

Shell Capacity
Tank #	(Barrels)
TK258	14,600
TK517	75,100
TK033	63,080

Schedule B -
Martinez Storage Services Agreement

EXHIBIT 1
FORM OF TERMINAL SERVICE ORDER
(MARTINEZ [ ]- ___, 20__)

This Terminal Service Order is entered as of ___, 20__, by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Martinez Storage Services Agreement dated as of November 21, 2016, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).
Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
Pursuant to Section 6 of the Agreement, the parties hereto agree to the following provisions:
(i)    the Shell Capacity of each Tank;
(ii)    the Storage Services Fee pursuant to Section 5;
(iii)    any reimbursement pursuant to Section 8(a);
(iv)     any Surcharge pursuant to Section 8(b);
(v)    any modification, cleaning, or conversion of a Tank as requested by TRMC pursuant to Section 9(a);
(vi)    any agreements with respect to the Storage Service Fee during periods of repair or maintenance pursuant to Section 9(b);
(vii) any reimbursement related to newly imposed taxes and regulations pursuant to Section 10; and
(viii)     any other services or use of facilities that may be agreed upon by the Parties pursuant to Section 16.
Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

Exhibit 1 -
Martinez Storage Services Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO REFINING & MARKETING COMPANY LLC

By:
Name:
Title:

TESORO LOGISTICS OPERATIONS LLC

By:
Name:
Title:

Exhibit 1 -
Martinez Storage Services Agreement